Exhibit 23.1

[Letterhead of BDO Seidman, LLP]

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

ITC^DeltaCom, Inc.

West Point, Ga.

We hereby consent to the incorporation by reference in the registration statements of ITC^DeltaCom, Inc. on Form S-3 (File No. 333-101537), Form S-8 (File No. 333-101007), Form S-8 (File No. 333-49034), Form S-8 (File No. 333-62773) and Form S-8 (File No. 333-111329) of our reports dated February 20, 2004, relating to the consolidated financial statements and schedule of ITC^DeltaCom, Inc. and Subsidiaries appearing in the company’s annual report on Form 10-K for the year ended December 31, 2003.

/s/ BDO Seidman, LLP

Atlanta, Georgia

March 12, 2004